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[MEDCOHEALTH LOGO]

                                                                   Exhibit 99


NEWS RELEASE

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Contact: Jeffrey Simek
         201-269-6400
         jeffrey_simek@medcohealth.com

                     MEDCO HEALTH PROPOSES SETTLEMENT OF
                       ERISA-RELATED CLASS ACTION CASES

FRANKLIN LAKES, N.J., DEC. 9, 2002 - Medco Health Solutions, Inc., the nation's leading provider of prescription healthcare services, has agreed to settle a series of ERISA-related class-action lawsuits, the company announced today.

Under the terms of the proposed settlement, which requires the approval of the U.S. District Court for the Southern District of New York, plaintiffs will release various legal claims against Medco Health and Merck & Co., Inc. - without any admission of liability by either company - in return for financial compensation to eligible members of the settlement class. That class includes ERISA plans for which Medco Health has administered a pharmacy benefit at any time since Dec. 17, 1994.

"Our primary responsibility is to provide high-quality prescription healthcare services to our 65 million members nationwide. Although we are prepared to proceed with this litigation - and expect that we would prevail -- this proposed settlement enables our employees to remain focused on service to our clients and members, and averts the potential distractions of a protracted lawsuit," said Richard T. Clark, president, chairman and CEO, Medco Health, a wholly owned and independently managed subsidiary of Merck & Co., Inc. (NYSE: MRK). "This is a pragmatic resolution in the best interest of all parties."

The settlement, agreed to by plaintiffs in five of the six initial lawsuits filed against Medco Health, was presented today to U.S. District Court Judge Charles Brieant and filed with the court. Medco Health clients and class members affected by the proposed settlement are not required to take any immediate action. If the settlement receives preliminary approval, they will receive further instructions on how they could participate in the settlement or, if they choose, opt out of the settlement. The court will also hold a hearing and consider objections to the settlement. Final resolution of the legal matter is expected to take several months.


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In addition to cash compensation of $42.5 million, under the proposed settlement
Medco Health has voluntarily agreed to modify or continue certain business processes that are designed to ensure clients have an even greater understanding of, and realize maximum value for, their investment in pharmacy healthcare services.

The practices include, among other items, keeping clients regularly updated on changes to standard formularies and providing notice when generic equivalents to branded pharmaceuticals become available on the market. They also include affirmatively notifying clients of new proposed therapeutic interchanges when they involve an interchange of a lower-cost drug to a higher-cost drug on an AWP basis. In these situations, Medco Health will provide clients with information on the AWP of each drug and cost of each drug after ingredient cost discounts and formulary rebates. Clients will have the opportunity to decline participation in that particular interchange.

 "We are optimistic that the court will approve this settlement plan and look forward to the final disposition of these cases," said Clark.

Upon final approval, the settlement would resolve nearly all pending and potential litigation by plans against Medco Health and Merck based on ERISA and similar claims, for events occurring up to the date of the settlement. Only those claims by plans that affirmatively opt out of the settlement would survive.

The class-action lawsuits challenged Medco Health's position under ERISA, the Employee Retirement Income Security Act.

Under ERISA, those with responsibility for overseeing certain benefit plans - such as retirement plans and health insurance plans - are known as "fiduciaries," who are obligated to ensure that decisions are made in the best interest of the plans and plan members. Medco Health has contractual and indirect relationships with many plan fiduciaries or plan sponsors. However, Medco Health believes that it is not a fiduciary under ERISA as the plaintiffs asserted, and this settlement does not change that position. Medco Health has always maintained that the plaintiffs' claims were without merit.


ABOUT MEDCO HEALTH

Medco Health Solutions, Inc., (www.medcohealth.com) is the nation's leading provider of prescription healthcare services, based on the $29 billion in drug spend the company managed for its clients in 2001. Formerly known as Merck-Medco, Medco Health is a wholly owned and independently managed subsidiary of Merck & Co., Inc., and assists its clients to moderate the cost and enhance the quality of prescription drug benefits provided to 65 million Americans nationwide.

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. No forward-looking statement can be

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guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in Item 1 of Merck & Co., Inc.'s Form 10-K for the year ended Dec. 31, 2001, and in its periodic reports on Form 10-Q and Form 8-K (if any) which are incorporated by reference.


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